Exhibit 10.28

EMPLOYMENT AGREEMENT

(Orville A. Bailey)

This EMPLOYMENT AGREEMENT, dated July     , 2004 (this “Agreement”), is between Verticalnet, Inc., a Pennsylvania corporation (the “Company”), and Orville A. Bailey (the “Employee”).

The Company and the Employee, each intending to be legally bound by this Agreement, agree as follows:

1. Employment. This Agreement is effective July 16 2004, (the “Effective Date”). The Employee shall be Executive Vice President of Corporate Strategy and Business Development (or an agreed upon equivalent title) of the Company and shall perform duties consistent with this position as are assigned by the Chief Executive Officer or the Board of Directors of the Company (the “Board”). The Employee shall report directly to the Chief Executive Officer and be an executive officer of the Company.

2. Performance. The Employee shall devote substantially all of his business time and efforts to the performance of his duties under this Agreement, however, the Employee may (a) serve on civic or charitable boards or committees, (b) serve on corporate boards as a non-employee board member and (c) manage Employee’s personal investments. The Employee must inform the Company of any corporate boards on which he serves. The Employee cannot serve on any corporate board that would violate the Employee’s non-competition restrictions.

3. Term. The initial term of employment under this Agreement (the “Initial Term”) begins on the Effective Date and extends for 2 years. This Agreement renews automatically for one year renewal terms (a “Renewal Term”) unless either the Employee or the Company gives the other party written notice of non-renewal at least one year before the end of the Initial Term or any Renewal Term then in effect. The Agreement renews automatically for a 2 year Renewal Term upon a Change of Control, as defined in Section 12, beginning on the date of the Change of Control. The Initial Term plus any Renewal Term then in effect are the term of this Agreement (the “Employment Term”). The Employment Term may be terminated early as provided in Sections 7 through 12 of this Agreement.

4. Salary. The Employee’s annual salary (the “Salary”) is payable in installments when the Company customarily pays its officers (but no less often than twice per month). The Salary is at the initial annual rate of $300,000 (the “Initial Salary”). The Board or the Compensation Committee shall review the Salary at least once a year. The Salary shall never be less than the Initial Salary.

5. Expenses; Bonus and Benefits. The Employee shall be entitled to receive full reimbursement from the Company for all out-of-pocket expenses incurred by the Employee in performing services under this Agreement. The Employee shall be entitled to participate in any bonus programs established by the Board or the Compensation Committee for senior officers generally. The Employee’s target bonus shall be equal to 40% of the Salary (the “Target Bonus”). All bonus programs, as well as the individual performance goals for achieving the Target Bonus, are at the discretion of the Board or the Compensation Committee. The Target Bonus will be based upon the achievement of Company performance milestones to be determined between the Employee and the Company promptly, but in any event not later than one month after the Effective Date for 2004, and thereafter not later than one month after the commencement of any fiscal year of the

Company. The Employee’s 2004 Target Bonus shall deemed to cover the period beginning July 16, 2004 and ending December 31, 2004 and shall not include the period from January 1, 2004 to the Effective Date. Benefits and perquisites under this Agreement will, at a minimum, be consistent with other Company senior officers. Vacation shall be in accordance with Company policy, but not less than 4 weeks per year.

6. Option Grant. Verticalnet shall not grant any options to acquire Verticalnet common stock to the Employee upon the execution of this Agreement. Notwithstanding the foregoing, Verticalnet shall, subject to shareholder approval of an amendment to the Verticalnet 2000 Equity Compensation Plan (the “Option Plan”) to increase the number of shares available under the plan sufficient to issue the following grants (the “Approval”), no later than 10 days after the Approval, grant Employee the option to acquire:

a.	95,000 shares at a strike price equal to the closing price of Verticalnet Common Stock on the date of grant; and

b.	95,000 shares at a strike price equal to the closing price of Verticalnet Common Stock on July 15, 2004.

c.	The options granted as set forth above shall vest one-sixth of each grant every six months, the first such vest occurring 6 months after the date of each grant.

Verticalnet agrees to undertake a good faith effort to seek the Approval from the Board of Directors and its shareholders.

7. Confidential Information, Non-Competition and Non-Solicitation. The Employee agrees to be covered by the terms of the Confidential Information, Invention and Non-Competition Agreement that the Employee has entered into upon the commencement of employment with the Company (the “Confidential Information, Invention And Non-Competition Agreement”), which includes a one year period commencing as of the termination date, with respect to the non-solicitation of employees and customers and non-competition after termination of employment.

8. Death. If the Employee dies during the Employment Term, then the Employment Term shall terminate, and thereafter the Company shall not have any further liability or obligation to the Employee, the Employee’s executors, administrators, heirs, assigns or any other person claiming under or through the Employee, except (a) that the Employee’s estate shall receive any unpaid Salary and vacation that has accrued through the date of termination, and a pro rata portion of any bonus that the Employee would have earned for the fiscal year of the Company in which the Employee died, evaluated and paid in the case of individual MBOs for the Employee, no later than one month after the date of termination, and in the case of MBOs applying generally to senior officers, no later than March 31st of the year following the calendar year to which the bonus relates or, if earlier, when bonuses for such year are paid to executives generally, (b) the Employee’s outstanding options are accelerated for an additional period of 6 months so that any of the Employee’s options that were scheduled to vest over the 6 month period after the Employee’s death shall accelerate and be vested on the date of death, (c) the Company shall pay to the Employee’s estate a life insurance benefit equal to at least two times the Employee’s then annual salary, (d) the Employee’s group healthcare (medical, dental, vision and prescription drug) coverage will be continued for one year, to be paid in full by the Company so that there is no after-tax cost to the Employee’s spouse or dependents, and (e) any other benefits due under any programs of the Company in which the Employee participated and under which the Employee

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was due a benefit at the time of his death. By the terms of the options, all vested options (including accelerated options) are exercisable for one year from the date of death.

9. Total Disability. If the Employee becomes “totally disabled,” then the Employment Term shall terminate, and thereafter the Company shall have no further liability or obligation to the Employee hereunder, except as follows: the Employee shall receive (a) any unpaid Salary that has accrued through the date of termination, (b) continued Salary for 3 months following the date the Employee is considered totally disabled, (c) a pro rata portion of any bonus that the Employee would have earned for the fiscal year of the Company in which the Employee became totally disabled, evaluated and paid in the case of individual MBOs for the Employee, no later than one month after the date of termination, and in the case of MBOs applying generally to officers, no later than March 31st of the year following the calendar year to which the bonus relates or, if earlier, when bonuses for such year are paid to officers generally, (d) whatever benefits that he may be entitled to receive under any then existing disability benefit plans of the Company, (e) the Employee’s group healthcare (medical, dental, vision and prescription drug) coverage will be continued for one year, to be paid in full by the Company so that there is no after-tax cost to the Employee’s spouse or dependents, and (f) any other benefits due under any programs of the Company in which the Employee participated and under which the Employee was due a benefit at the time of his becoming totally disabled. The term “Totally Disabled” means: (a) if the Employee is considered totally disabled under the Company’s group disability plan in effect at that time, if any, or (b) in the absence of any such plan, under applicable Social Security regulations.

10. Termination for Cause. The Company may terminate the Employee for “cause” immediately upon notice from the Company. If the Employee is terminated for “cause”, then the Employment Term shall terminate and thereafter the Company shall not have any further liability or obligation to the Employee, except that the Employee shall receive (a) any unpaid Salary and vacation that has accrued through the date of termination and (b) any other benefits due under any programs of the Company in which the Employee participated and under which the Employee was due a benefit at the time of termination. The term “Cause” means: (a) the Employee is convicted of a felony, or (b) the Employee has done any one of the following: (1) committed an act of fraud, embezzlement, or theft in connection with the Employee’s duties in the course of his employment with the Company, (2) caused material intentional, wrongful damage to the property of the Company, (3) materially breached (other than by reason of illness, injury or incapacity) the Employee’s obligations under this Agreement or under any written confidentiality, non-competition, or non-solicitation agreement between the Employee and the Company, that the Employee shall not have remedied within 30 days after receiving written notice from the Board specifying the details of the breach, or (4) engaged in gross misconduct or gross negligence in the course of the Employee’s employment with the Company.

11. Termination by the Employee. The Employee may terminate this Agreement by giving the Company written notice of termination 30 days in advance of the termination date. The Company may waive this notice period and set an earlier termination date. If the Employee terminates this Agreement, then on the termination date, the Employment Term shall terminate and thereafter the Company shall have no further liability or obligation to the Employee under this Agreement, except that the Employee shall receive (a) any unpaid Salary and vacation that has accrued through the termination date and (b) any other benefits due under any programs of the Company in which the Employee participated and under which the Employee was due a benefit at the time of termination. After the termination date, the Employee shall be required to adhere to the covenants

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against non-competition and non-solicitation described in Section 6 of this Agreement. Notwithstanding the first sentence of this Section 10, if without the Employee’s prior written consent or resignation, the Company or the Board takes an action that constitutes “Good Reason,” as defined in Section 12, then during the period beginning with any such action and ending 6 months thereafter, the Employee shall have the right to terminate this Agreement by giving the Company written notice of termination, and upon termination the Employee shall receive the same compensation and benefits as if the Employee were terminated without “cause” by the Company under Section 11.

12. Termination without Cause by the Company. The Company may terminate the Employee without “cause” by giving the Employee written notice of termination 30 days in advance of the termination date. The Employee may waive this notice period and set an earlier termination date. If the Employee is terminated without “cause”, then the Employment Term shall terminate and thereafter the Employee shall be entitled only to the following under this Agreement:

a.	The Company will pay to the Employee (a) a lump sum severance payment in the amount equal to the annual Salary then in effect, plus (b) the pro rata portion of the Target Bonus and any other bonus that the Employee would have earned for the fiscal year of the Company in which the Employee was terminated or the non-renewal occurs, which shall be paid within 90 days after the end of such fiscal year, or at the time that bonuses are paid to officers for such fiscal year, if earlier than 90 days after the fiscal year; and

b.	The Employee’s group healthcare (medical, dental, vision and prescription drug) coverage for himself, his spouse and his dependents will be continued for 1 year after termination on the same basis and cost to the Employee as then participating before termination, and

c.	The Employee’s covenants against non-competition (as described in Section 6 of this Agreement) shall be reduced to a 6 month period from the termination date, from the period contained in Section 6 of this Agreement, and

d.	the Employee’s outstanding options shall be accelerated for an additional period of 6 months so that any of the Employee’s options that were scheduled to vest over the 6 month period after the Employee’s termination shall accelerate and be vested on the date of termination; and

e.	All stock options granted to the Employee that are vested (including accelerated vesting) at termination will remain exercisable by their terms for one year after termination of employment, but not longer than the total life of the stock options, and

f.	The Employee and the Company will enter into a mutual general release.

13. Change of Control.

a.

Upon a Change Of Control, the Employee’s Stock Options and Restricted Stock Units will become fully vested and free of any restrictions on transferability imposed by the Company, even if the Employee continues to be employed by the Company. During the 2 year period after a Change of Control, if the Company terminates the Employee

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without cause, or if the Employee terminates this Agreement for “Good Reason” by giving the Company written notice of termination 30 days in advance of the termination date (which the Employee shall have the right to do during this 2 year period), then, in such event:

i.	The Company will pay to the Employee (a) a lump sum severance payment in the amount equal to the annual Salary then in effect plus (b) the pro rata portion of the Target Bonus and any other bonus that the Employee would have earned for the fiscal year of the Company in which the Employee was terminated or the non-renewal occurs, which shall be paid within 90 days after the end of such fiscal year, or at the time that bonuses are paid to officers for such fiscal year, if earlier than 90 days after the fiscal year; and

ii.	The Employee’s group healthcare (medical, dental, vision and prescription drug) coverage for himself, his spouse and his dependents will be continued for 1 year after termination on the same basis and cost to the Employee as then participating before termination, and

iii.	The Employee’s covenants against non-competition (as described in Section 6 of this Agreement) shall be reduced to a 6 month period from the termination date, from the period contained in Section 6 of this Agreement, and

iv.	All options that are vested (including accelerated vesting) at termination will remain exercisable by their terms for 90 days after termination of employment, but not longer than the total life of the options, and

v.	The Employee and the Company will enter into a mutual general release.

The term “Change Of Control” means:

a.	Any sale, lease, exchange, or other transfer of all or substantially all of the assets of the Company to any other person or entity other than a wholly-owned subsidiary of the Company (in one transaction or a series of related transactions); or

b.	Dissolution or liquidation of the Company; or

c.	When any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company’s voting securities (based upon voting power), or

d.	Any reorganization, merger, consolidation, or similar transaction or series of transactions that results in the record holders of the voting stock of the Company immediately prior to such transaction or series of transactions holding immediately following such transaction or series of transactions less than 50% of the outstanding shares of any of the voting securities (based upon voting power) of any one of the following: (1) the Company, (2) any entity which owns (directly or indirectly) the stock of the Company, (3) any entity with which the Company has merged, or (4) any entity that owns an entity with which the Company has merged.

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The term “Good Reason” means:

a.	The transfer, without the Employee’s prior written consent, to a location that is more than 25 miles from the Employee’s principal place of business immediately preceding the transfer (which shall be Rockville, Maryland); provided, however, that the Company may, at any time one-year after the date of this Agreement, require that Employee move to the Philadelphia, Pennsylvania metropolitan area, which requirement shall not be “Good Reason”; or

b.	A material reduction of the Employee’s authority, duties or responsibilities after the Employee has provided the Company with reasonable notice and an opportunity to cure; or

c.	Any failure of the Company materially to comply with and satisfy the terms of this Agreement, or

d.	The nonrenewal of this Agreement by the Company.

14. Parachute Payment. Notwithstanding anything to the contrary in this Agreement, if the Employee is a “disqualified individual” (as defined in Section 280G(c) of the Code), and any severance benefit provided for in this Agreement, together with any other payments or benefits that the Employee has the right to receive from the Company and its affiliates, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments under this Agreement (the Employee shall have the right to specify which) shall be either:

a.	Reduced (but not below zero) so that the present value of the total amount to be received by the Employee under this Agreement and otherwise will be one dollar ($1.00) less than three times the Employee’s “base amount” (as defined in Section 280G of the Code) and so that no portion of such amounts received by the Employee shall be subject to the excise tax imposed by Section 4999 of the Code; or

b.	Paid in full,

whichever of (a) or (b) produces the better net after-tax position for the Employee (taking into account any applicable excise tax under Section 4999 of the Code and any applicable income tax).

The determination as to whether the reduction provided in clause (a) shall occur shall be made initially by the Company in good faith. If a reduced payment is made and through error or otherwise that payment, when aggregated with other payments from the Company (or its affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times the Employee’s base amount, then the Employee shall immediately repay such excess to the Company upon notification that an overpayment has been made and in the event that the reduction was more than was required, the Company shall immediately pay the amount that should have been paid to the Employee in the first instance.

15. Governing Law. This Agreement is governed by Pennsylvania law.

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16. Entire Agreement; Amendments. This Agreement and the Confidential Information, Invention and Non-Competition Agreement, set forth the entire understanding among the parties hereto with respect to the matters contained therein, and shall supercede all prior employment, severance and change of control agreements and any related agreements that the Employee has with the Company or any subsidiary, or any predecessor company. This Agreement may not be modified or amended in any way except by a written amendment executed by the Employee and the Company. In the event of conflict between the terms of this Agreement and the terms of the Option Plan, this Agreement shall control.

17. D&O Insurance. The Company agrees to provide Employee at least the same levels of coverage of directors and officers liability insurance that it provides to executive officers of the Company D&O insurance.

18. Indemnification. In addition to any right of indemnification under the articles of incorporation or by-laws of the Company, the Company shall indemnify Employee to the maximum extent permitted by Pennsylvania law with respect to any matter arising out of or in connection with Employee’s service as an officer of the Company.

19. No Assignment. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit and be enforceable by the respective heirs, representatives, successors (including any successor as a result of a merger or similar reorganization) and assigns of the parties hereto, except that the duties and responsibilities of the Employee hereunder are of a personal nature and shall not be assignable in whole or in part by the Employee.

20. Arbitration. The Company and the Employee mutually consent to the resolution by arbitration, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, to be held with fifty miles of the Employee’s principal place of business of all claims or controversies arising out of this Agreement other than a claim which is primarily for an injunction or other equitable relief. The Company shall pay the fees and costs of the arbitrator and all other costs of a party in connection with any arbitration, including legal fees and expenses, shall be borne by the party incurring the cost(s) except as otherwise provided by the arbitrator or, if the Employee prevails on any material issue, as determined by the arbitrator, then the Company shall pay the Employee’s reasonable counsel fees and related expenses. Any such arbitration proceedings must be instituted by the party requesting a resolution within 12 months of the time that party knew, of the events or facts giving rise to the dispute requiring resolution. The failure to institute arbitration proceedings within such period shall constitute an absolute bar to the institution of any proceedings and a waiver of all claims.

21. Legal Expenses. Verticalnet shall reimburse Employee for reasonable legal fees incurred in the negotiation of this Agreement.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto duly executed this Employment Agreement as of the day and year first written above.

VERTICALNET, INC:

By:
Nathanael V. Lentz
President and CEO

EMPLOYEE:

Orville A. Bailey

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EMPLOYMENT, PROPRIETARY INFORMATION, INVENTION

AND NON-COMPETITION AGREEMENT

In consideration of my being employed by Verticalnet, Inc., any of its subsidiaries, or any of their respective successors or assigns (collectively, the “Company”), I agree to the following:

1. Proprietary Information.

(a) Company Information. I agree at all times during the term of my employment and thereafter, to hold in strictest confidence, and not to use (or attempt to use), except for the benefit of the Company, and not to disclose to any person or entity without written authorization of the Board of Directors of the Company, any Proprietary Information of the Company. I understand that “Proprietary Information” means any Company proprietary or confidential information, technical data, trade secrets or know-how, including, but not limited to, research, product or business plans, products, services, projects, proposals, customer lists and customers (including, but not limited to, customers of the Company on whom I call or with whom I become acquainted during the term of my employment), contracts, price lists, pricing policies, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering documents, marketing techniques and materials, marketing, distribution and sales methods and systems, sales and profit figures, finances, personnel data and other business information disclosed to me by the Company, either directly or indirectly in writing, orally or by drawings or inspection of documents or other tangible property, or which I may discover or develop (whether or not related to the business of the Company at the time this Agreement is signed or any information which I originate, discover or develop, in whole or in part) as a result of my employment by the Company. I further understand that Proprietary Information does not include any of the foregoing items, which has become publicly known and made generally available through no wrongful act of mine.

(b) Former Employer Information. I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity with whom I have an agreement or duty to keep such information or secrets confidential, if any, and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity. My employment and contemplated duties as an employee of the Company do not and will not violate or cause me to be in breach of any obligation or covenant made to any former or concurrent employer, and I will not take any action during my employment with the Company that would be in violation or breach of any legal obligation that I may have to any former or concurrent employer.

(c) Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or entity or to use it except as necessary in carrying out my work for the Company, consistent with the Company’s agreement with such third party.

2. Inventions.

(a) Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a schedule detailing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment with the Company (collectively referred to as “Prior Inventions”), which belong to me, which relate to the Company’s proposed business, products, processes or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions. If in the course of my employment with the Company, I incorporate into a Company product, process or machine a Prior Invention owned by me or in which I have an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to practice, make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine.

(b) Assignment of Inventions. I agree that I promptly will make full written disclosure to the Company (or any persons designated by it), will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, without further compensation, all my right, title, and interest in and to any and all Inventions (as such term is defined in this Subsection), and any and all rights and benefits resulting therefrom, that (a) relate to the business of the Company or any other company or person with which the Company is doing business or invested in or is considering doing business with or investing in, or any of the products or services being developed, manufactured or sold by the Company or any other such company or person, (b) result from tasks assigned me by the Company, or (c) result from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company. I also hereby waive all claims to moral rights in the Inventions. The term “Inventions” shall include, without limitation, all inventions, original works of authorship, discoveries, designs, processes, developments, concepts, formulas, business methods, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of the Company, including the copyright thereon. All such Inventions and the benefits thereof shall immediately become the sole and absolute property of the Company and its assigns, and I shall communicate, without cost or delay, and without publishing the same, all available information relating to the Inventions (with all necessary plans and models) to the Company. I further acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act.

(c) Maintenance of Records. I agree to keep and maintain adequate and current records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

(d) Patent and Copyright Registrations. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, trademarks or other intellectual property rights relating thereto in any and all countries, including (i) the disclosure to the Company of all pertinent information and data with respect thereto, (ii) the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company the sole and exclusive right, title and interest in and to such Inventions, and any copyrights, patents, trademarks or other intellectual property rights relating thereto, and (iii) the defense of any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such copyrights, patents, trademarks or other intellectual property rights. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright, trademark or other registrations covering Inventions assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, or copyright, trademark or other registrations thereon with the same legal force and effect as if executed by me.

3. Duty of Faithfulness and Other Employment. I agree that during the term of my employment, I shall diligently, faithfully, and conscientiously perform my duties for the benefit of the Company. I agree to abide by the Company’s rules, regulations, policies, and practices as they may from time to time be adopted or modified by the Company. I agree that, during the term of my employment with the Company, I will not engage in any other employment, occupation, consulting or other business activity related to the business in which the Company is now involved or becomes involved during the term of my employment, nor will I engage in any other activities that conflict with my obligations to the Company, without prior approval of the Company.

4. Returning Company Property and Documents. I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession or deliver to anyone else) any and all mobile telephones, pagers, computers, devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, software programs, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my employment with the Company or otherwise belonging to the Company. Upon the termination of my employment, I agree to sign and deliver to the Company the then current versions of the “Employee Proprietary Materials Disclosure Form” and the “Termination Certification” attached hereto as Exhibits B and C, respectively.

5. Non-Solicitation of Customers and Employees; Non-Competition. I agree that I shall not do the following either directly or indirectly, on my own behalf or in the service or on behalf of others, during my employment with the Company and for a period of twelve (12) months immediately following the termination of my relationship with the Company for any reason (whether voluntarily or involuntarily):

(a) solicit, entice or induce any Customer (as defined below) to become a client, customer, OEM, distributor or reseller of any other person, firm or corporation with respect to products and/or services then sold or under development by the Company or competitive with products and/or services then sold or under development by the Company, or to cease doing business with the Company, and I shall not contact or approach any such person, firm or corporation for such purpose or authorize or knowingly approve the taking of such actions by any other person; or

(b) solicit, recruit or hire (or attempt to solicit, recruit or hire) any employee of the Company (whether or not such person is a full-time employee or whether or not such employment is pursuant to a written agreement or at-will) to terminate such person’s employment with the Company or work for a third party other than the Company or engage in any activity that would cause any such employee to violate any agreement with the Company; or

(c) whether alone or as a partner, officer, director, consultant, agent, employee or stockholder of any company or other commercial enterprise, directly or indirectly engage in any business or other activity conducted or operated in the United States or Canada which is or may be competitive with or render services to any firm or business organization which competes or which plans to compete with the Company in, the products or services being published, manufactured, marketed, distributed, planned in writing or developed by the Company at the time of termination of such employment. The foregoing prohibition shall not prevent my employment or engagement after termination of my employment by any company or business organization not engaged or to be engaged in the business of providing business-to-business technology solutions, as long as the activities of any such employment or engagement, in any capacity, do not involve work on matters related to the products or services being developed, manufactured, planned in writing or marketed by the Company during the time of my employment. I shall not be permitted to: (i) own securities of a public company in excess of five percent (5%) of any class of such securities and (ii) own stock, partnership interests or other securities of any entity in excess of five percent (5%) of any class of such securities.

For purposes of this Paragraph 6, a Customer means any person or entity, which at the time of determination shall be, or shall have been within two (2) years prior to such time, a client, customer, OEM, distributor or reseller of the Company.

If I violate or am in breach of any provision of this Paragraph 6, then the provisions of this Paragraph 6 shall be applicable to me for an additional period of twelve (12) months after the date of such violation or breach.

6. Representations and Warranties of Employee. I represent and warrant to the Company that my employment with the Company and the signing and delivery of this Agreement, and the fulfillment of the terms of this Agreement, (i) will not constitute a breach of any agreement or other instrument to which I am a party of by which I am legally bound, (ii) does not require the consent of any person or entity and (iii) will not violate immigration laws, regulations or other visa requirements of the United States. I agree that I will not contact any employee of my former employer for the purpose of inducing or soliciting such employee to become an employee of the Company, and that if I am contacted by an employee of my former employer regarding potential employment with the Company, I will not engage in any discussion of potential employment other than to notify the employee of the requirements imposed upon me by this Agreement and to refer such employee to the person in charge of hiring personnel at the Company.

7. Arbitration and Equitable Relief.

(a) Arbitration. Except as provided in Section 8(b) below, I agree that any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement, shall be settled by an expedited arbitration to be held in Philadelphia County,

Pennsylvania, in accordance with the National Rules of the American Arbitration Association (then in effect) governing employment disputes, subject to the provisions of this Paragraph 8(a). The arbitration proceeding and all filing, testimony, documents and information relating to or presented during the arbitration proceeding shall be disclosed exclusively for the purpose of facilitating the arbitration process and for no other purpose and shall be deemed to be information subject to the Proprietary provisions of this Agreement. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The Company and I shall each pay one-half of the costs and expenses of such arbitration, and each of us shall separately pay our counsel fees and expenses.

(b) Equitable Remedies. I agree that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach of the covenants set forth in Sections 2, 3, 5 and 6 of this Agreement. Accordingly, I agree that if I breach any of such covenants, the Company will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement. I further agree that no bond or other security shall be required in obtaining such equitable relief and I hereby consent to the issuance of such injunction and to the ordering of specific performance.

8. General Provisions

(a) Limit on Obligations of Company. I understand that this Agreement does not create an obligation on the Company or any other person or entity to continue my employment or to exploit any Inventions.

(b) Indulgence not Waiver. Company’s indulgence of any failure on my part to comply with any material terms or conditions of this Agreement shall not prejudice Company’s rights to command strict compliance with all of the terms and conditions of this Agreement.

(c) Severability. I hereby acknowledge that the type and periods of restriction imposed in the provisions of this Agreement are fair and reasonable and are reasonably required for the protection of the Company and the goodwill associated with the business of the Company. I further agree that each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting and reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

(d) Survival. My obligations under this Agreement shall survive the termination of my employment regardless of the manner of such termination and shall be binding upon my heirs, executors, administrators and legal representatives.

(e) Definition of the Company. The term “Company” in this Agreement shall include Verticalnet, Inc. and any of its parents, subsidiaries, divisions, subdivisions or affiliates. The

Company shall have the right to assign this Agreement to its successors and assigns, and all covenants and agreements hereunder shall inure to the benefit of or be enforceable by said successors and assigns.

(f) Governing Law. This Agreement shall be governed by and interpreted in accordance with laws of Pennsylvania, without giving effect to any conflict of laws provisions.

(g) Jurisdiction. The parties hereby consent to personal jurisdiction over them of any court sitting in the Commonwealth of Pennsylvania having jurisdiction over the subject matter of any lawsuit arising out of, or pertaining to this Agreement. The parties further agree that venue in any lawsuit arising out of or pertaining to this Agreement shall properly lie in the United States District Court for the Eastern District of Pennsylvania, and/or the Pennsylvania Court of Common Pleas for Montgomery County, Pennsylvania. Accordingly, the parties agree that either of them may commence and have resolved any legal action brought to enforce this Agreement, seek redress of any alleged breach of this Agreement, and/or seek a declaration of rights and/or obligations under this Agreement in the United States District Court for the Eastern District of Pennsylvania and/or the Pennsylvania Court of Common Pleas for Montgomery County, Pennsylvania.

(h) Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

(i) Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives, and will be for the benefit of the Company, its successors, and its assigns.

Date:

Signature

Name of Employee (typed or printed)

Witness

EXHIBIT A

SCHEDULE OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description*

Name of Employee: _____________________________

*	Please attach copies of all relevant documents and other disclosures.

EXHIBIT B

EMPLOYEE PROPRIETARY MATERIALS DISCLOSURE FORM

1. Please provide all the information requested below. Please sign, select the appropriate check box and date this form, even if you have no disclosures to make.

Name:

Last Position/Title:

Manager:

2.	Please list the products you worked on and describe the work completed.

(If necessary, please attach additional pages)

Product Name:

Description of Work Completed:

Position Held:

Manager:

Product Name:

Description of Work Completed:

Position Held:

Manager:

Product Name:

Description of Work Completed:

Position Held:

Manager:

Product Name:

Description of Work Completed:

Position Held:

Manager:

3. Do you have any Verticalnet work-product in your possession?

(You must check one below)

☐ No    ☐ Yes

If yes, please list the Verticalnet work-product, including but not limited to source code, product documentation, engineering notes and presentations. (If necessary, please attach additional pages)

•	Item Description:
•	Format/File type:
•	Location Stored/Archived:

•	Item Description:
•	Format/File type:
•	Location Stored/Archived:

•	Item Description:

•	Format/File type:
•	Location Stored/Archived:

•	Item Description:
•	Format/File type:
•	Location Stored/Archived:

•	Item Description:
•	Format/File type:
•	Location Stored/Archived:

To best of my knowledge, all of the above information is true and correct.

Signature:

Printed Name

Date

Note: Please direct all questions regarding this disclosure to:

Christopher G. Kuhn

ckuhn@verticalnet.com

610-640-8030

EXHIBIT C

TERMINATION CERTIFICATION

I hereby certify that I do not have in my possession, nor have I failed to return, any mobile telephones, pagers, computers, devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, software programs, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to Verticalnet, Inc., its subsidiaries, or any of their respective successors or assigns (together, the “Company”).

I further certify that I have complied and will continue to comply with all the terms of the Company’s Employment, Proprietary Information, Invention and Non-Competition Agreement signed by me, including the reporting of any Inventions and non-disclosure of Proprietary Information (as defined therein).

Date:	(FORM – DO NOT SIGN NOW)
Signature

Name of Employee (typed or printed)

Witness